Exhibit 10.2

COMPENSATION AND SEVERANCE AGREEMENT

(initially effective March 21, 2001, “Effective Date”)

(amended and restated February 5, 2004)

THIS COMPENSATION AND SEVERANCE AGREEMENT (this “Agreement”), is amended and restated effective as of the 5th day of February, 2004, by and between RESTORATION HARDWARE, INC., a corporation incorporated under the laws of Delaware (the “Company”), and Gary G. Friedman (“Officer”).

WHEREAS, the Board has determined that it is essential and in the best interest of the Company and its stockholders to retain the services of Officer and, in the event of a threat or occurrence of a Change in Control, to ensure Officer’s continued dedication and efforts in such event without undue concern for Officer’s personal financial and employment security; and

WHEREAS, in order to encourage Officer to remain in the employ of the Company, particularly in the event of a threat or the occurrence of a Change in Control, the Company desires to enter into this amended and restated Agreement with Officer;

NOW, THEREFORE, in consideration of the respective agreements of the parties contained herein, it is agreed as follows:

1. Integration with Other Agreements. This Agreement was initially executed substantially contemporaneously with a letter dated March 15, 2001 offering Officer employment with the Company (“Offer Letter”), stock option agreements and notices of grant of stock options referenced in the Offer Letter, agreements to participate in a preferred stock financing and an agreement to purchase common stock of the Company as described in the Offer Letter.  The provisions of Sections 11 through 17 of this Agreement shall generally apply with respect to the Offer Letter and the stock option agreements and the rights and obligations thereunder.

2. Definitions.

2.1. Accrued Compensation. “Accrued Compensation” shall mean an amount which shall include all amounts earned or accrued through the Termination Date (as hereinafter defined) but not paid as of the Termination Date, including, without limitation, (i) Base Salary, (ii) reimbursement for reasonable and necessary expenses incurred by Officer on behalf of the Company during the period ending on the Termination Date, and (iii) vacation pay.

2.2. Base Salary. “Base Salary” shall mean the base salary as set forth in Section 3.1 or, on any date, the amount of Officer’s annual base salary in effect immediately prior thereto (or, if greater, the rate in effect immediately before a reduction in rate that constitutes Good Reason), and shall include all amounts of Officer’s base salary that are deferred under the qualified and non-qualified employee benefit plans of the Company or any other agreement or arrangement.

2.3. Bonus Amount. “Bonus Amount” shall mean 100% of the last annual bonus paid or payable to Officer prior to the Termination Date or, in connection with a termination under

Section 4.1(b), Officer’s target bonus for the fiscal year in which the Change in Control occurs if such target bonus is greater than the last annual bonus paid to Officer.

2.4. Cause. A termination of employment is for “Cause” if Officer has been convicted of a felony involving fraud, dishonesty, or physical harm to any person, or the termination is evidenced by a resolution adopted in good faith by two-thirds of the Board to the effect that Officer (i) intentionally and continually failed substantially to perform Officer’s reasonably assigned duties with the Company (other than a failure resulting from Officer’s incapacity due to physical or mental illness or from Officer’s assignment of duties that would constitute Good Reason (as hereinafter defined)), which failure continued for a period of at least thirty (30) days after a written notice of demand for substantial performance has been delivered to Officer specifying the manner in which Officer has failed substantially to perform, or (ii) intentionally engaged in conduct which is demonstrably and materially injurious to the Company; provided, that no termination of Officer’s employment shall be for Cause as set forth in clause (ii) above until (a) there shall have been delivered to Officer a copy of a written notice setting forth that Officer was guilty of the conduct set forth in clause (ii) and specifying the particulars thereof in detail, and (b) Officer shall have been provided an opportunity to be heard in person by the Board (with the assistance of Officer’s counsel if Officer so desires). No act, nor failure to act, on Officer’s part shall be considered “intentional” unless Officer has acted, or failed to act, with a lack of good faith and with a lack of reasonable belief that Officer’s action or failure to act was in the best interest of the Company.

2.5. Change in Control. “Change in Control” shall mean any of the following:

(a) An acquisition (other than directly from the Company) of any voting securities of the Company (the “Voting Securities”) by any Person (as the term “person” is used for purposes of Section 13 or 14 of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) immediately after which such Person has Beneficial Ownership (as the term “beneficial ownership” is defined under Rule 13d-3 promulgated under the 1934 Act) of fifty percent (50%) or more of the combined voting power of the Company’s then outstanding Voting Securities; provided, that in determining whether a Change in Control has occurred, Voting Securities which are acquired in a Non-Control Acquisition (as hereinafter defined) shall not constitute an acquisition which would cause a Change in Control. A “Non-Control Acquisition” shall mean an acquisition by (i) an employee benefit plan (or a trust forming a part thereof) maintained by (1) the Company or (2) any corporation or other Person of which a majority of its voting power or its equity securities or equity interest is owned directly or indirectly by the Company (a “Subsidiary”), (ii) the Company or any Subsidiary, or (iii) any Person in connection with a Non-Control Transaction (as hereinafter defined);

(b) The individuals who, as of date this Agreement is approved by the Board, are members of the Board (the “Incumbent Board”), cease for any reason to constitute at least a majority of the Board; provided, that if the appointment, election or nomination for election by the Company’s stockholders of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Agreement, be considered a member of the Incumbent Board; and provided, further, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened “Election Contest” (as described in Rule 14a-11 promulgated under the 1934 Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a “Proxy Contest”) including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest;

(c) A merger, consolidation or reorganization involving the Company, unless such merger, consolidation or reorganization satisfies the conditions set forth in clauses (1) and (2) below (any transaction(s) meeting the requirements of clauses (1) and (1) below being referred to herein as “Non-Control Transactions”):

(1) the stockholders of the Company immediately before such merger, consolidation or reorganization own, directly or indirectly, immediately following such merger, consolidation or reorganization, at least fifty percent (50%) of the combined voting power of the outstanding voting securities of the corporation resulting from such merger, consolidation or reorganization (the “Surviving Corporation”) in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation or reorganization; and

(2) the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization constitute at least a majority of the members of the board of directors of the Surviving Corporation;

(d) A complete liquidation or dissolution of the Company; or

(e) An agreement for the sale or other disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to a Subsidiary); and

(f) Any other event that at least two-thirds of the Incumbent Board in its sole discretion shall determine constitutes a Change in Control.

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person (the “Subject Person”) acquired Beneficial Ownership of more than the permitted amount of the outstanding Voting Securities as a result of the acquisition of Voting Securities by the Company which, by reducing the number of Voting Securities outstanding, increases the proportional number of shares Beneficially Owned by the Subject Person; provided, that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Voting Securities by the Company, and after such share acquisition by the Company the Subject Person becomes the Beneficial Owner of any additional voting Securities which increases the percentage of the then outstanding Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur; provided further that no Change of

Control shall be deemed to have occurred under (a) or (c) merely because individuals and entities who, individually, as the Effective Date have Beneficial Ownership of at least 5% of the Voting Securities have, immediately after the transaction described in (a) or (c) above, Beneficial Ownership, in the aggregate, of more than 50% of the Voting Securities of the Company or successor or parent thereof if both (i) no one such individual or entity has, immediately after such a transaction, Beneficial Ownership of more than 50% and (ii) the transaction does not result in the Company or successor or parent thereof becoming a private company.

Notwithstanding anything contained in this Agreement to the contrary, if Officer’s employment is terminated prior to a Change in Control and the Board determines that such termination (i) was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change in Control and who subsequently effectuates a Change in Control (a “Third Party”) or (ii) otherwise occurred in connection with, or in anticipation of, a Change in Control which actually occurs, then, for all purposes of this Agreement, the date of a Change in Control with respect to Officer shall mean the date immediately prior to the date of such termination of Officer’s employment.

2.6. Company. The “Company” shall mean Restoration Hardware, Inc. and shall include its “Successors and Assigns” (as hereinafter defined).

2.7. Disability. “Disability” shall mean a physical or mental infirmity which either (i) impairs Officer’s ability to substantially perform Officer’s duties with the Company for a period of one hundred eighty (180) consecutive days or (ii) is expected to so impair Officer for a period of at least one year or (iii) entitles Officer to long-term disability benefits under a long-term disability policy maintained by the Company; provided, that Officer has not returned to Officer’s full-time employment prior to the Termination Date as stated in the Notice of Termination (as hereinafter defined).

2.8. Good Reason.

(a) “Good Reason” shall mean the occurrence after a Change in Control of any of the events or conditions described in subsections (i) through (vi) hereof:

(i) (A) a change in Officer’s status, title, position or responsibilities which represents a material adverse change from Officer’s status, title, position or responsibilities (including reporting responsibilities) at any time within ninety (90) days preceding the date of either such change or a Change in Control or at any time thereafter, (B) the assignment to Officer of any duties or responsibilities which are inconsistent with Officer’s status, title, position or responsibilities; or (C) any removal of Officer from or failure to reappoint or reelect Officer to any of such offices or positions, except in connection with the termination of Officer’s employment for Disability, Cause, as a result of Officer’s death or by Officer other than for Good Reason; provided that changes in Officer’s responsibilities due to the fact that the Company or its successor becomes a standalone private company or a standalone division or subsidiary of a public company will not constitute Good Reason so long as Officer continues as Chief

Executive Officer of the Company (or successor or parent thereof, as the case may be) or such division or subsidiary;

(ii) reduction in Officer’s Base Salary to a level below that in effect at any time within ninety (90) days preceding the date of such reduction or a Change in Control or at any time thereafter (except to the extent such reduction is part of a comprehensive reduction in salary applicable to employees of the Company generally so long as the reduction applicable to Officer is comparable to the reduction applied to other senior executives of the Company), or any failure to pay or provide Officer any compensation or benefits, to which Officer is entitled within ten (10) business days of the later of the date that such compensation or benefits were due or the date that Officer gives the Company written demand to the Board for such payment;

(iii) the Company’s requiring Officer to be based at any place that is (A) outside a 40-mile radius from Officer’s prior job location or Officer’s residence prior to implementation of such requirement or a Change in Control and (B) more than 10 miles farther from Officer’s residence than his prior job location, except for reasonably required travel on the Company’s business which is not materially greater than prior such required travel;

(iv) the failure by the Company to (A) provide Officer with an annual bonus opportunity at least equal to that in effect at the Effective Date or at any time within ninety (90) days preceding the date of the Change in Control or at any time thereafter, or (B) provide Officer with compensation and benefits (other than severance), in the aggregate, substantially equal (in terms of benefit levels and/or reward opportunities) to those provided for under each other employee benefit plan, program and practice in which Officer was participating at any time within the prior ninety (90) days or within ninety (90) days preceding the date of the Change in Control or at any time thereafter or which are provided to other similarly situated executives of the Company, provided in each case that Officer is not provided with cash compensation equal to the value of the amount by which such benefits are reduced;

(v) the insolvency or the filing (by any party, including the Company) of a petition for bankruptcy of the Company, which petition is not dismissed within sixty (60) days;

(vi) the failure of the Company to obtain an agreement from any Successors and Assigns (as hereinafter defined) to assume and agree to perform this Agreement, as contemplated in Section 6 hereof or any other material breach of this Agreement by the Company or Successor or Assign.

(b) Any event or condition described in this Section 2.8 which occurs prior to a Change in Control, but which the Board determines (i) was at the request of a Third Party, or (ii) otherwise arose in connection with, or in anticipation of, a Change in Control which actually occurs, shall constitute Good Reason for purposes of this Agreement notwithstanding that it occurred prior to the Change in Control.

(c) Good Reason shall also exist outside the context of a Change in Control (i) if the Company causes Officer to cease at any time to be the Chief Executive Officer of the Company, (ii) if the Company causes officer to cease at any time to be a director of the Company, (iii) upon a breach by the Company of its obligations under this Agreement after written notice from Officer and an opportunity to cure within 15 days and if the Company has failed to timely effect such cure, or (iv) upon any material reduction in salary or responsibilities of Officer other than to the extent such reduction is part of a comprehensive reduction in salary applicable to employees of the Company generally so long as the reduction applicable to Officer is comparable to the reduction applied to other senior executives of the Company.  For the avoidance of doubt, the foregoing definition of “Good Reason” shall only be applicable outside the context of a Change in Control.  If there is a Change in Control, the definition of whether Good Reason exists shall be determined solely by Section 2.8(a) and Section 2.8(b) of this Agreement.

(d) Officer’s right to terminate Officer’s employment pursuant to this Section 2.8 shall not be affected by Officer’s incapacity due to physical or mental illness. Any change or event that would otherwise constitute Good Reason under this Section 2.8 shall constitute Good Reason only with respect to a termination of employment by Officer within ninety (90) days of the later of (i) the date of such change or event or (ii) the date that Officer receives written notice of such change or event.  If more than one change or event shall occur which alone or in the aggregate constitutes Good Reason, then for purposes of the preceding sentence Good Reason shall be deemed to have occurred on the last such change or event to occur.

2.9. Notice of Termination. “Notice of Termination” shall mean a written notice from the Company of termination of Officer’s employment which indicates the specific termination provision in this Agreement relied upon and which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Officer’s employment under the provision so indicated.

2.10. Pro-Rata Bonus. “Pro-Rata Bonus” shall mean an amount equal to the Bonus Amount multiplied by a fraction the numerator of which is the number of days in the fiscal year through the Termination Date and the denominator of which is 365.

2.11. Successors and Assigns. “Successors and Assigns” shall mean a corporation or other entity acquiring all or substantially all the assets and business of the Company (including this Agreement), whether by operation of law or otherwise.

2.12. Termination Date. “Termination Date” shall mean (i) in the case of Officer’s death, Officer’s date of death, (ii) in the case of Good Reason, the last day of Officer’s employment, and (iii) in all other cases, the date specified in the Notice of Termination; provided, that if Officer’s employment is terminated by the Company or due to Disability, the date specified in the Notice of Termination shall be at least thirty (30) days from the date the Notice of Termination is given to Officer; and provided, further, that in the case of Disability Officer shall not have returned to the full-time performance of Officer’s duties during such period of at least thirty (30) days.

3. Compensation and Officer Obligations

3.1 Compensation.  Officer’s Base Salary shall be $500,000 per year (less applicable withholding taxes) effective September 3, 2003, to be paid in installments in accordance with the Company’s standard payroll practices.  Officer’s Base Salary may be subject to increase at least annually during Officer’s employment.  Adjustments will be at the sole discretion of the Board or the Compensation Committee of the Board and may be based upon milestones that are set by the Compensation Committee in advance.  The first such review of Base Salary for possible increase following the effective date of this amended and restated Agreement set forth above shall be considered by the Board or the Compensation Committee during April of 2004.

3.2 Bonus.  Officer will be eligible for annual bonus compensation in an amount up to 100% of Base Salary, with the amount actually payable based on the level of achievement of performance goals determined by the Board or the Compensation Committee; provided, however, that if the Officer achieves his stretch performance goals, as determined by the Board or the Compensation Committee, such annual bonus amount shall automatically increase to up to 150% of Base Salary.  The Board or the Compensation Committee shall determine Officer’s bonus, if any, for the 2003 fiscal year of the Company during April of 2004.  The performance goals and stretch performance goals shall be based primarily upon financial performance metrics for the Company and shall be set for each fiscal year at approximately the same time that the Company’s annual budget for such fiscal year is established.

3.3 Stock Options.  In addition to those stock options granted prior to the amendment and restatement of this Agreement, Officer will be awarded the following stock option grants subject to approval of the Board or the Compensation Committee as appropriate:

(a) A stock option to acquire 500,000 shares of the common stock of the Company at an exercise price per share equal to the greater of $4.50 per share and the fair market value of one share of the Company’s common stock on the date of grant; and

(b) A stock option to acquire 500,000 shares of the common stock of the Company at an exercise price per share equal to $9.00.

Each of the foregoing stock options shall have a ten year term and shall vest in accordance with the Company’s standard four year vesting schedule, subject to earlier vesting as provided in Section 4.1 of this Agreement.

3.4 Reimbursement of Expenses.  Officer will be entitled to reimbursement of reasonable expenses, including attorney’s fees, incurred by Officer in negotiating the terms of this amended and restated Agreement, not to exceed $10,000 unless approved by the Board.

3.5 Officer Obligations. During the term of this Agreement, and excluding any periods of vacation and sick leave to which Officer is entitled, Officer agrees to devote his full time and attention spent on business matters to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to Officer by the Company that do not constitute Good Reason, to use Officer’s reasonable best efforts to perform faithfully and efficiently such responsibilities; provided, that it shall not be a violation of this Agreement for Officer to, without limitation, (i) serve on corporate, civic or charitable boards or committees, (ii) deliver lectures, fulfill speaking engagements or teach at educational institutions, (iii) manage personal investments and (iv) perform such other activities as the Board may approve, so long as such activities do not interfere materially with the performance of Officer’s responsibilities as an employee of the Company. It is expressly understood and agreed that to the extent that any such activities have been either (i) conducted by Officer and disclosed to the Board prior to the Effective Date or (ii) approved by the Board prior the date of a Change of Control, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) shall not thereafter be deemed to interfere with the performance of Officer’s responsibilities to the Company.

4. Termination of Employment.

4.1. Termination Benefits. If, during the term of this Agreement, Officer’s employment with the Company shall be terminated, Officer shall be entitled to the following compensation and benefits:

(a) If Officer’s employment with the Company shall be terminated (i) by the Company for Cause or Disability, (ii) by reason of Officer’s death, (iii) due to Officer’s retirement pursuant to the Company’s policies applying to executive officers generally, or (iv) by Officer other than for Good Reason, the Company shall pay to Officer the Accrued Compensation;

(b) If Officer’s employment with the Company shall be terminated other than as specified in Section 4.1(a) within eighteen (18) months following a Change in Control, Officer shall be entitled to the following:

(i) the Company shall pay Officer all Accrued Compensation and a Pro-Rata Bonus;

(ii) the Company shall pay Officer as severance pay and in lieu of any further compensation for periods subsequent to the Termination Date, an amount in cash equal to three (3) times the sum of (A) the Base Salary and (B) the Bonus Amount;

(c) If Officer’s employment with the Company shall be terminated (i) by Officer for Good Reason not within eighteen (18) months following a Change in Control or (ii) for any other reason that is not specified in Section 4.1(a) or (b), Officer shall be entitled to the following:

(i) the Company shall pay Officer all Accrued Compensation and a Pro-Rata Bonus;

(ii) the Company shall pay Officer as severance pay and in lieu of any further compensation for periods subsequent to the Termination Date, continuation of

Officer’s Base Salary in periodic installments in accordance with the Company’s normal payroll practice, for 12 months following Termination Date or such longer period so that Officer receives an aggregate minimum amount of such payments equal to $750,000;

(iii) Officer shall be entitled to continue medical benefit coverage for himself and his eligible dependents until the later of the date that Officer becomes entitled to medical benefits from another employer or the end of the period of Base Salary continuation, subject to Officer’s payment of applicable premiums, if any, at the same rate that would have applied had Officer remained an officer of the Company;

(iv) Each stock option granted to Officer by the Company on or prior to the end of the Company’s first fiscal quarter for fiscal 2004 shall automatically accelerate and become immediately exercisable (to the extent outstanding at the time and not previously exercisable) for fully vested shares and any vesting repurchase rights with respect to shares previously acquired thereunder shall lapse;

(v) Each stock option granted to Executive (other than the options referred to in (iv) above) shall automatically accelerate and become immediately exercisable (to the extent outstanding at the time but not otherwise fully exercisable) for fully vested shares and any vesting repurchase rights with respect to shares previously acquired thereunder shall lapse, but in each case solely to the extent that such options or shares would have vested during the period of Base Salary continuation, had Executive remained employed with the company throughout such period.

(vi) To the extent that stock options that are outstanding upon such a termination vest solely by reason of (iv) and (v) above, such options shall not remain exercisable for longer than three months following termination of employment.

(d) The amounts provided for in Sections 4.1(a) and 4.1(b)(i) shall be paid in a single lump sum cash payment within thirty (30) days after the Termination Date (or earlier, if required by applicable law).  The amounts provided for in Section 4.1(b)(ii) shall be paid in twelve (12) equal monthly installments following the Termination Date or such greater number of additional monthly installments to yield an aggregate minimum payment of $750,000.

(e) In the event that Officer breaches this Agreement, including, but not limited to, the provisions set forth in Section 9.1, all payments under Sections 4.1(b)(ii) and 4.1(c)(ii) shall cease after Officer has been given notice of the breach and an opportunity to cure within 15 days of such notice and if Officer has failed to timely effect such cure, and thereafter the Company shall have no further obligations under Sections 4.1(b)(ii) and 4.1(c)(ii).

(f) Officer shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to Officer in any subsequent employment.

4.2. Other Benefit Policies. The severance pay and benefits provided for in Section 4.1 shall be in lieu of any other severance or termination pay to which Officer may be entitled under any Company severance or termination plan, program, practice or arrangement. The Officer’s entitlement to any other compensation or benefits shall be determined in accordance with the Company’s employee benefit plans and other applicable programs, policies and practices then in effect. The Company may condition the payment to Officer of severance benefits pursuant to Section 4.1(b)(ii) or 4(c)(ii) upon Officer’s delivery of a reasonable form of release in favor of the Company containing customary terms and conditions for the release of employment related claims. Nothing in this Agreement shall alter Officer’s status as an “at will” employee of the Company.

4.3 Notice of Termination. Any purported termination of Officer’s employment by the Company shall be communicated by Notice of Termination to Officer. For purposes of this Agreement, no such purported termination shall be effective without such Notice of Termination.

5. Change in Control Option Acceleration.  In the event of a Change in Control, each stock option granted to Officer by the Company shall automatically accelerate and become immediately exercisable (to the extent outstanding at the time and not previously exercisable and whether or not the option will be assumed by a successor (or parent) or otherwise continued) for fully vested shares and any vesting repurchase rights with respect to shares previously acquired thereunder shall lapse.  If the option is not assumed or otherwise continued following the Change in Control, the option shall become exercisable for fully vested shares immediately before the Change in Control.

6. Excise Tax Payments.

6.1 In the event that any payment or benefit (within the meaning of Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the “Code”)) to Officer or for Officer’s benefit, paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise in connection with, or arising out of, Officer’s employment with the Company or a Change in Control (a “Payment” or “Payments”), would be subject to the excise tax imposed by Code Section 4999, or any interest or penalties are incurred by Officer with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then Officer will be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by Officer of all taxes (including any interest or penalties (other than interest and penalties imposed by reason of Officer’s failure to file timely a tax return or pay taxes shown due on Officer’s return) imposed with respect to such taxes and the Excise Tax), including any Excise Tax imposed upon the Gross-Up Payment, Officer retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

6.2 An initial determination as to whether a Gross-Up Payment is required pursuant to this Agreement and the amount of such Gross-Up Payment shall be made by the Company. The Company shall provide its determination (the “Determination”), together with detailed supporting calculations and documentation, to Officer within fifteen (15) days of the Termination Date, if applicable, or such other time as requested by Officer (provided Officer reasonably believes that any of the Payments may be subject to the Excise Tax). If requested by Officer, the Company shall furnish Officer, at the Company’s expense, with an opinion reasonably acceptable to Officer from the Company’s accounting firm (or an accounting firm of equivalent stature reasonably acceptable to Officer) that there is a reasonable basis for the Determination. Any Gross-Up Payment determined pursuant to this Section 6.2 shall be paid by the Company to Officer within five (5) days of receipt of the Determination.

6.3 As a result of the uncertainty in the application of Sections 4999 and 280G of the Code, it is possible that a Gross-Up Payment (or a portion thereof) will be paid which should not have been paid (an “Excess Payment”) or a Gross-Up Payment (or a portion thereof) which should have been paid will not have been paid (an “Underpayment”).

(a) An Underpayment shall be deemed to have occurred (i) upon notice (formal or informal) to Officer from any governmental taxing authority that Officer’s tax liability (whether in respect of Officer’s current taxable year or in respect of any prior taxable year) may be increased by reason of the imposition of the Excise Tax on a Payment or Payments with respect to which the Company has failed to make a sufficient Gross-Up Payment, (ii) upon a determination by a court, or (iii) by reason of determination by the Company (which shall include the position taken by the Company, together with its consolidated group, on its federal income tax return). If an Underpayment occurs, Officer shall promptly notify the Company and the Company shall promptly, but in any event at least five (5) days prior to the date on which the applicable government taxing authority has requested payment, pay to Officer an additional Gross-Up Payment equal to the amount of the Underpayment plus any interest and penalties (other than interest and penalties imposed by reason of Officer’s failure to file timely a tax return or pay taxes shown due on Officer’s return) imposed on the Underpayment.

(b) An Excess Payment shall be deemed to have occurred upon a Final Determination (as hereinafter defined) that the Excise Tax shall not be imposed upon a Payment or Payments (or portion thereof) with respect to which Officer had previously received a Gross-Up Payment. A “Final Determination” shall be deemed to have occurred when Officer has received from the applicable government taxing authority a refund of taxes or other reduction in Officer’s tax liability by reason of the Excise Payment and upon either (i) the date a determination is made by, or an agreement is entered into with, the applicable governmental taxing authority which finally and conclusively binds Officer and such taxing authority, or in the event that a claim is brought before a court of competent jurisdiction, the date upon which a final determination has been made by such court and either all appeals have been taken and finally resolved or the time for all appeals has expired or (ii) the statute of limitations with respect to Officer’s applicable tax return has expired. If an Excess Payment is determined to have been made, the amount of the Excess Payment shall be treated as a loan by the Company to Officer, which loan Officer must repay to the Company together with interest at the applicable federal rate under Code Section 7872(f)(2); provided, that no loan shall be deemed to have been made and no amount will be payable by Officer to the Company unless, and only to the extent that, the deemed loan and payment would either reduce the amount on which Officer is subject to tax under Code Section 4999 or generate a refund of tax imposed under Code Section 4999.

6.4 Notwithstanding anything contained in this Agreement to the contrary, in the event that, according to the Determination, an Excise Tax will be imposed on any Payment or Payments, the Company shall pay to the applicable government taxing authorities, as Excise Tax withholding, the amount of the Excise Tax that the Company has actually withheld from the Payment or Payments.

7. Cooperation. Notwithstanding anything to the contrary contained herein, payment of the amounts specified in Section 4.1(b)(ii) hereof is conditional upon Officer cooperating with the Company in connection with any Change of Control or proposed Change of Control and all matters relating to Officer’s employment with the Company and assisting the Company as reasonably requested in transitioning Officer’s responsibilities to Officer’s replacement as well as upon Officer refraining from doing or saying anything derogatory about the Company or its businesses or personnel; provided, that Officer shall not be required to perform any duties or take any action that would constitute Good Reason.

8. Confidential Information. Officer shall hold in confidence for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company and its businesses, which shall have been obtained by Officer prior to or in the course of Officer’s employment by the Company and which was not and is not public knowledge (other than by acts by Officer in violation of this Agreement) (“Confidential Information”). Whether before or after termination of the Officer’s employment with the Company, Officer shall not, without the prior written consent of the Company, communicate or divulge any Confidential Information, other than to the Company and to those persons or entities designated by the Company or as otherwise is reasonably necessary for Officer to carry out his responsibilities as an executive of the Company except that Officer may make disclosure of Confidential Information to an attorney or advisor representing Officer in connection with the matters covered by this Agreement solely to the extent necessary to protect Officer’s interest under this Agreement and only if the attorney or advisor agrees to confidentiality restrictions for the benefit of the Company that are as restrictive as those set forth in this Agreement. In no event shall an asserted violation of the provisions of this Section 8 constitute a basis for deferring or withholding any amounts otherwise payable to Officer under this Agreement.

9.  Non-Solicitation.

9.1. Non-Solicitation. Officer agrees that from the date hereof to the sooner to occur of (i) the end of the twelfth month following the Termination Date or (ii) the second anniversary of the date of the Change in Control, Officer will not:

(a) Solicit, raid, entice or induce, either directly or through a third party, any person then employed by the Company or who was employed by the Company within the preceding twelve months to be employed by another person, or either directly or through a third party hire or otherwise employ any person then employed by the Company or who was employed by the Company within the preceding twelve months;

(b) Assist a competitor or other employer in taking such action set forth in Section 9.1(a);

(c) Directly or indirectly work for or make a significant investment in a Competitor including by becoming an employee, officer, director, consultant, stockholder, partner, consultant or other similar arrangement, unless and solely to the extent that Officer can demonstrate that any action that otherwise would contravene this Section 9.1(c) was done without use in any way of Confidential Information; provided, that nothing in this Agreement shall be deemed to prohibit Officer from owning not more than five percent (5%) of any class of publicly traded securities of a Competitor.   “Competitor” shall mean (a) a retail company, including without limitation, a subsidiary or business unit of such company, where an aggregate of 25% or more of its revenue (including revenue of any subsidiary or business unit) is derived from the home furnishings business, including without limitation, lighting, floor covering, furniture, hardware and tools, or hard goods business or (b) a manufacturer, supplier or other vendor that has a material vendor relationship with the Company.

9.2. Remedies.  Officer agrees that any breach or threatened breach by Officer of Section 9.1 will entitle the Company, in addition to any other legal remedies available to it, to apply to any court of competent jurisdiction to enjoin the breach or threatened breach, it being acknowledged and agreed that any such material breach will cause irreparable injury to the Company and that any damages will not provide adequate remedies to the Company.

10. Exclusive Remedy. Officer’s right to the compensation and benefits to which he may become entitled pursuant to Section 4.1, Section 4.2, Section 5 and Section 6 shall be Officer’s sole and exclusive remedy for any termination of Officer’s employment. The payments, severance benefits and severance protections provided to Officer pursuant to this Agreement are provided in lieu of any severance payments, severance benefits and severance protections provided in any other plan or policy of the Company, except as may be expressly provided in a written agreement between the Company and Officer entered into after the date of this Agreement. Notwithstanding the foregoing, nothing in this Agreement shall prevent or limit Officer’s continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company (except for any severance or termination policies, plans, programs or practices) and for which

Officer may qualify, nor shall anything herein limit or reduce such rights as Officer may have under any other agreements with the Company (except for any severance or termination agreement). Amounts which are vested benefits or which Officer is otherwise entitled to receive under any plan or program of the Company shall be payable in accordance with such plan or program, except as explicitly modified by this Agreement.

11. Successors; Binding Agreement.

11.1. This Agreement shall be binding upon and shall inure to the benefit of the Company and its Successors and Assigns, and the Company shall require any Successors and Assigns to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place.

11.2. Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by Officer or Officer’s beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Officer’s legal personal representative.

12. Notice. Notices and all other communications provided for in this Agreement (including the Notice of Termination) shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by each party to the other; provided, that all notices to the Company shall be directed to the attention of the Board with a copy to the Secretary of the Company. All notices and communications shall be deemed to have been received on the date of delivery thereof or on the third business day after the mailing thereof, except that notice of change of address shall be effective only upon receipt.

13. Settlement of Claims. Except as expressly provided herein, the Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against Officer or others, provided that all amounts payable hereunder shall be subject to all applicable tax withholding.

14. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Officer and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreement or representation, oral or otherwise, express or implied, with respect to the subject matter hereof has been made by either party that is not expressly set forth in this Agreement.

15.  Governing Law; Arbitration

(a) The Company and Officer agree that any existing or future dispute, controversy, claim or action (“dispute” or “claim”) arising out of the hiring or employment of

Officer by the Company, the termination of that employment, or arising under this Agreement shall be resolved by final and binding arbitration.  Such arbitration shall occur in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association.

(b)  Scope of Disputes and Claims to Be Arbitrated  Company and Officer understand and agree that this Agreement shall apply to any and all disputes arising from or relating to Officer’s hiring, employment with or termination of employment by the Company or arising under this Agreement.  This agreement to arbitrate applies to disputes arising in tort or contract, pursuant to statute, regulation or otherwise, now in existence or which may in the future be enacted, amended or judicially recognized, including but not limited to the following:

(i)        claims for fraudulent inducement of contract or breach of contract or contractual obligation, whether such alleged contract or obligation be oral, written, express, or implied by fact or law;

(ii)       claims of fraud, or wrongful termination, including violation of public policy and constructive discharge;

(iii)      claims of discrimination or harassment under any and all state and federal statutes that prohibit discrimination in employment, as well as claims for violation of any other state or federal statute except as set forth below;

(iv)      claims of non-payment or incorrect payment of wages, commissions, bonuses, severance, Officer fringe benefits, stock options and the like, whether such claims be pursuant to alleged express or implied contract or obligation, equity, the California Labor Code, the Fair Labor Standards Act, the Officer Retirement Income Securities Act, and any other local, state or federal law concerning wages, compensation or Officer benefits;

(v)       claims for infliction of emotional distress, misrepresentation, interference with contract or prospective economic advantage, violation of public policy, defamation, unfair business practices, and any other tort or tort-like causes of action relating to or arising from the employment relationship or the formation or termination thereof; and

(vi)      claims arising out of or relating to the grant, exercise, vesting and/or issuance of equity in the Company or options to purchase equity in the Company.

(c)  Company and Officer understand and agree that except for such limited post-arbitration judicial review as may be permitted by law, arbitration of such disputes, as provided for herein, shall be the sole and exclusive mechanism for resolving any and all existing and future disputes, and that no other forum for dispute resolution will be available to either party .  The only exceptions are the claims identified below, which may be resolved in any appropriate fora, including courts of law, as required by the laws then in effect:

(i)        claims for benefits under the workers’ compensation, unemployment insurance and state disability insurance laws;

(ii)       claims concerning the validity, infringement or enforceability of any trade secret, patent right, copyright, trademark, or any other intellectual or confidential property right held or sought by the Company.

(d)  Decision of Arbitrator Binding; Waiver of Trial Before Court, Jury or Government Agency  Company and Officer understand and agree that arbitration shall be instead of a trial before a court or jury, or a hearing before a government agency.  Company and Officer understand and agree that the decision of the arbitrator shall be final and binding on both the Company and Officer, and it shall provide the exclusive remedy(ies) for resolving any and all disputes between the Company and Officer, as provided herein, and it shall be enforceable by any court having proper jurisdiction.

COMPANY AND OFFICER FURTHER UNDERSTAND AND AGREE THAT BY SIGNING THIS AGREEMENT, EACH IS EXPRESSLY WAIVING ANY AND ALL RIGHTS TO A TRIAL BEFORE A COURT OR JURY OR BEFORE A GOVERNMENT AGENCY REGARDING ANY DISPUTE OR CLAIM WHICH EACH NOW HAS OR MAY IN THE FUTURE HAVE, AS PROVIDED FOR HEREIN.

(e)  Place of Arbitration  Company and Officer understand and agree that arbitration of disputes provided for herein shall take place in San Francisco, California.  If, at the time the dispute in question arises, Officer lives and works more than one hundred (100) miles from San Francisco, California, then Officer has the option of requesting that the arbitration take place in the county in which the Company has an office that is nearest to Officer’s residence at the time the dispute in question arises.

(f)  Costs of Arbitration  Company and Officer understand and agree that the arbitrator’s fee will be borne solely by the Company.  Additionally, the Company will bear all other costs related to the arbitration, assuming such costs are not expenses that the Officer would be required to bear if he were bringing an action in a court of law.  The Company and Officer shall each bear their own attorneys’ fees incurred in connection with the arbitration, and the arbitrator will not have authority to award attorneys’ fees unless a statue at issue in the dispute or other appropriate law authorizes the award of attorneys’ fees to the prevailing party, in which case the arbitrator shall have the authority to make an award of attorneys’ fees as permitted by the applicable statute.

(g)  Governing Law/Applicable Procedures  Company and Officer understand and agree that this Agreement, including the obligation to arbitrate, and its validity, construction and performance shall be governed by the laws of the State of California without regard to conflict of law principles.  The parties specifically intend that this Agreement and the provision of benefits hereunder shall not constitute an “employee benefit plan” subject to any of the provisions of the

Employee Retirement Income Security Act of 1974, as amended. the Further, the arbitration shall be conducted in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association.

(h)  Written Arbitration Decision  Company and Officer understand and agree that, in any arbitration arising from this agreement to arbitrate, the arbitrator will be required to issue a written arbitration decision that clearly sets forth the essential findings on which that award is based.

(i)  Preservation of Remedies  Company and Officer understand and agree that, in any arbitration arising from this agreement to arbitrate, the Officer and the Company will preserve all remedies to which he or she would otherwise be entitled in a court of law, except as limited under the terms of this Agreement.

(j)  Necessary Minimum Standard of Discovery  Company and Officer understand and agree that, in any arbitration arising from this agreement to arbitrate, the Company and Officer will be entitled to discovery in accordance with the provisions of California Code of Civil Procedure § 1283(a).

(k)  Knowing and Voluntary Agreement to Arbitrate  Company and Officer have been advised to consult with attorneys of their own choosing before agreeing to arbitrate, and have had an opportunity to do so.

COMPANY AND OFFICER HAVE READ THIS AGREEMENT TO ARBITRATE CAREFULLY AND UNDERSTAND THAT BY SIGNING IT, EACH IS WAIVING ALL RIGHTS TO A TRIAL OR HEARING BEFORE A COURT OR JURY OR GOVERNMENT AGENCY OF ANY AND ALL DISPUTES AS PROVIDED FOR HEREIN.

16. Severability. The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

17. Entire Agreement. This Agreement, as amended and restated (together with the Offer Letter, except to the extent amended pursuant to this amended and restated Agreement, and documents referenced herein and in the Offer Letter), constitutes the entire agreement between the parties hereto and supersedes all prior agreements, if any, understandings and arrangements, oral or otherwise, between the parties hereto with respect to the subject matter hereof.

IN WITNESS WHEREOF, the Company has caused this Agreement, as amended and restated, to be executed by its duly authorized officer and Officer has executed this Agreement, as amended and restated, as of the day and year first above written.

RESTORATION HARDWARE, INC.

By:	/s/ Patricia McKay
Name:	Patricia McKay
Title:	CFO

OFFICER

/s/ Gary G. Friedman
Signature

Name: Gary Friedman